EXHIBIT 99.1

FROM:	KENNAMETAL INC.
P.O. Box 231
Latrobe, PA 15650
724-539-5000

Investor Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE:	July 5, 2006

FOR RELEASE:	Immediate
Kennametal Announces Sale of Consumer Products Business;
Continued Focus on Core Business
LATROBE, Pa., July 5, 2006- Kennametal Inc. (NYSE: KMT) announced today that it has signed a definitive agreement to sell its consumer products business, South Deerfield Industrial, Inc., to Cal SDI. The disposition of this business is in line with the continued execution of Kennametal’s strategy to concentrate on its core business. The sale, which is expected to close by August 31, 2006, remains subject to negotiated conditions of closing.
Kennametal expects to receive $34 million in proceeds and will recognize an estimated pre-tax loss of $12 million to $13 million in the quarter ended June 30, 2006 in connection with the transaction. In addition, Kennametal also anticipates it will recognize a tax benefit of approximately $15 million in the same quarter.
Cal SDI, a private investment entity formed by an entrepreneur with interests in similar businesses, will acquire the operations of South Deerfield Industrial, Inc., and the employees will become Cal SDI employees when the transaction closes. The sale also includes the Industrial Sawblade Division of Kennametal’s Industrial Products Group. South Deerfield Industrial manufactures and markets high quality national branded and private label power tool accessories for the consumer and industrial markets. Its focus on consumer products is not consistent with Kennametal’s core industrial customer base.
“As we announced earlier this year, Kennametal has been pursuing strategic alternatives for this operation as a part of our stated strategy to concentrate on our core business,” commented Ron Keating, Kennametal Vice President and President of Kennametal’s Metalworking Solutions Services Group. “Through this transaction, we are able to advance our strategy, and our affected employees become part of an organization that is situated to invest in and grow the business.”
The company expects to redeploy proceeds from the sale to continue building long-term value for its shareholders. The redeployment opportunities chosen will be consistent with Kennametal’s strategic direction.
NatCity Investments, Inc. is serving as financial advisor to Kennametal on this transaction.
This release contains “forward-looking’’ statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. These statements are likely to relate to, among other things, our strategy, goals, plans and projections regarding our financial position, results of operations, market position, and product development, all of which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. It is not possible to predict or identify all factors; however, they may include the following: our ability to consummate the transaction described above on the terms and conditions set forth in the definitive agreement; global and regional economic conditions; risks associated with the availability and costs of raw materials; risks associated with integrating acquisitions and achieving the expected savings and synergies; risks relating to divesting other businesses; energy costs; commodity prices; competition; demands on management resources; risks associated with international markets, such as currency exchange rates and social and political environments; future terrorist attacks; labor relations; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2 billion annually of Kennametal products and services-delivered by our nearly 14,000 talented employees in over 60 countries — with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com. [KMT-G]
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